UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COVETRUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

October 26, 2020

Dear Shareholder,

On behalf of the Board of Directors (the “Board”), I am pleased to invite you to participate in the Special Meeting of Shareholders (the “Special Meeting”) of Covetrus, Inc. (the “Company”) to vote on the conversion of the remaining outstanding shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) into shares of the Company’s Common Stock, intended to save the Company approximately $6.8 million in annual dividend payments. The Special Meeting will be held on November 17, 2020 at 9:00 a.m. Eastern Time and will be conducted as a virtual meeting of shareholders, a format that we believe will provide expanded access, improved communication and cost savings to our shareholders and the Company. You will be able to participate in the Special Meeting online, vote your shares electronically and submit your questions during the Special Meeting by visiting www.proxydocs.com/CVET. There will not be a physical meeting location and you will not be able to attend the Special Meeting in person.

In May 2020, we raised $250 million through the sale of 250,000 shares of our Preferred Stock to an affiliate of Clayton, Dubilier & Rice, LLC (the “Purchaser”). The Preferred Stock accrues quarterly dividends at a rate of 7.5% per annum.

As a result of the performance of the Company’s Common Stock price since May, we were able to convert a majority of the Preferred Stock held by the Purchaser into Common Stock in September of this year, saving the Company approximately $12 million in dividends on an annual basis. Following the September conversion, the Purchaser continues to own shares of Preferred Stock that are convertible into approximately 8.1 million shares of Common Stock.

In order to convert the remaining shares of Preferred Stock into Common Stock, we need shareholder consent because the Purchaser’s ownership threshold will increase from 19.99% to 24.8% which shareholders must approve in order to comply with NASDAQ Listing Rule 5635(b). The conversion of the remaining shares of Preferred Stock into Common Stock will save an additional $6.8 million in dividend payments to the Company.

The Board believes this proposal is in the best interests of the Company and its shareholders since the conversion of the remaining shares of Preferred Stock into shares of Common Stock will result in significant savings to the Company by the elimination of future dividend payments on the Preferred Stock. If the shares of Preferred Stock continue to be outstanding, the Preferred Stock would continue to accrue dividends at the rate of 7.5% per annum.

In order to participate in the Special Meeting, you must register in advance at www.proxydocs.com/CVET prior to the deadline of November 13, 2020 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will also permit you to submit questions. Please be sure to follow instructions found on your Proxy Card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. You will find information regarding the business to be conducted at the Special Meeting in our notice of Special Meeting and Proxy Statement.

Your vote is important regardless of the number of shares you own. Whether or not you plan to participate in the Special Meeting, we encourage you to read the Proxy Statement and cast your proxy vote promptly either online, over the phone or by returning your signed proxy card by mail as soon as possible so that your shares may be represented at the meeting. Voting by proxy will not affect your right to participate in the Special Meeting and vote during such meeting should you so choose.

On behalf of the Board, I would like to express our appreciation for your investment in our Company. I look forward to your participation in the Special Meeting.

Sincerely,

/s/ Philip A. Laskawy

Philip A. Laskawy

Chairman of the Board

COVETRUS, INC.

7 Custom House Street

Portland, ME 04101

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on November 17, 2020

Dear Shareholders:

You are cordially invited to attend a special meeting of the shareholders (the “Special Meeting”) of Covetrus, Inc. (the “Company”). The Special Meeting will be held on November 17, 2020, at 9:00 a.m., Eastern Time. The Special Meeting will be a virtual shareholders meeting at www.proxydocs.com/CVET being held for the following purposes:

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Approval of the conversion of the Series A Convertible Preferred Stock into shares of Common Stock pursuant to NASDAQ Listing Rule 5635(b) to provide for the elimination of the preferred dividends; and

•	Approval of an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposal.

We also will transact any other business that may properly come before the Special Meeting or at any adjournments or postponements of the Special Meeting.

The Board of Directors has fixed the close of business on October 23, 2020 as the record date for determination of shareholders entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to vote at the Special Meeting will be available at 7 Custom House Street, Portland, Maine 04101 on the date of, and for ten days prior to, the Special Meeting.

To participate in the Special Meeting virtually via the Internet, please visit www.proxydocs.com/CVET. In order to participate, you must register in advance at www.proxydocs.com/CVET prior to the deadline of November 13, 2020, at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the virtual meeting and will permit you to submit questions. You will not be able to attend the Special Meeting in person.

Please refer to the Proxy Statement for further information with respect to the business to be transacted at the Special Meeting.

By Order of our Board of Directors,

Jamey S. Seely

Corporate Secretary

October 26, 2020

Covetrus, Inc.

7 Custom House Street

Portland, ME 04101

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

November 17, 2020

Information About Proxy Material, The Special Meeting, and Voting

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board”) to be used at our Special Meeting of Shareholders (the “Special Meeting”) to be held on November 17, 2020 at 9 a.m., Eastern Time, and at any postponement of the Special Meeting, for the purposes set forth in the accompanying notice of Special Meeting.

We have fixed the close of business on October 23, 2020 as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of our Common Stock on that date are entitled to notice of and to vote at the Special Meeting.

Why am I receiving these materials?

We are seeking shareholder approval of the conversion of the Series A Preferred Stock (as defined below) into shares of Common Stock (as defined below). If shareholder approval of this proposal is obtained, Covetrus, Inc. (the “Company”) will be permitted to convert the remaining 90,632 shares of Series A Preferred Stock issued to the Purchaser (as defined below) in connection with the Investment Agreement (as defined below) into 8,165,046 shares of Common Stock. The conversion will result in a reduction to the Company’s cash dividend payments on the Series A Preferred Stock by approximately $6.8 million on an annualized basis assuming such dividends would be paid in cash if not converted.

On or about October 26, 2020 we have mailed these materials to you in connection with the solicitation of proxies by the Board for use at our Special Meeting to be held on November 17, 2020 at 9:00 a.m., Eastern Time, and at any postponement(s) or adjournment(s) of the Special Meeting.

On April 30, 2020, the Company, entered into an Investment Agreement (the “Investment Agreement”) with CD&R VFC Holdings, L.P., a Cayman Islands exempted limited partnership (the “Purchaser”), an affiliate of Clayton, Dubilier & Rice, LLC (“CD&R”), pursuant to which the Company agreed to issue and sell to the Purchaser, and the Purchaser agreed to purchase from the Company, 250,000 shares of the Company’s 7.5% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), in a private placement for aggregate gross proceeds to the Company of $250 million. The Series A Preferred Stock is convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a conversion price and a conversion rate set forth in the Certificate of Designation, Preferences and Rights governing the Series A Preferred Stock (the “Certificate of Designations”) as filed on our Current Report on Form 8-K of May 19, 2020. Pursuant to the Investment Agreement, on May 19, 2020 (the “Closing Date”), the Company issued such 250,000 shares of its Series A Preferred Stock.

On September 9, 2020, the Company converted a portion of the Series A Preferred Stock issued to the Purchaser on the Closing Date. In connection with such conversion, the Company issued 14,357,478 shares of its Common Stock to the Purchaser, which, together with the shares of Common Stock previously owned by the Purchaser, resulted in the Purchaser owning approximately 19.99% of the Company’s outstanding shares of Common Stock. Following such conversion, the Purchaser continues to own 90,632 shares of Series A Preferred Stock that are convertible into 8,165,046 shares of Common Stock (as may be adjusted pursuant to the terms governing the Series A Preferred Stock).

Our Common Stock is listed on the NASDAQ Global Select Market and as such, we are subject to the listing rules of the NASDAQ Stock Market governing listing requirements and corporate governance, including the requirement that listed companies obtain shareholder approval for certain transactions. Accordingly, we are asking for your approval to issue additional shares of Common Stock to the Purchaser that would occur upon conversion of the remaining shares of Series A Preferred Stock held by the Purchaser in order to comply with NASDAQ Listing Rule 5635(b).

The conversion of the remaining shares of Series A Preferred Stock into shares of Common Stock, assuming shareholder approval is obtained, will result in a reduction to the Company’s cash dividend payments on the Series A Preferred Stock by approximately $6.8 million on an annualized basis assuming such dividends would be paid in cash if not converted. If the remaining shares of Series A Preferred Stock are not converted into shares of Common Stock, the Series A Preferred Stock will continue to accrue dividends at the rate of 7.5% per annum on each share of Series A Preferred Stock and the remaining shares of the Series A Preferred Stock will continue to enjoy the rights, privileges and designations set forth in the Certificate of Designations.

Location of the Special Meeting

The Special Meeting will be conducted as a virtual meeting of shareholders by means of a live webcast. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location, improved communication and cost savings to our shareholders. By visiting www.proxydocs.com/CVET, you will be able to attend the Special Meeting, vote your shares and submit your questions during the meeting via the Internet. There will not be a physical meeting location and you will not be able to attend in person. We invite you to participate in the virtual meeting and request that you vote on the proposals described in this Proxy Statement. However, you do not need participate in the meeting to vote your shares. Instead, you may vote by Internet, by telephone, or you may also vote by completing and mailing your proxy card.

What is included in these materials?

The proxy materials include:

•	this Proxy Statement (including the Notice of Special Meeting of Shareholders); and

•	a proxy card.

What items will be voted on at the Special Meeting?

Shareholders will vote on the following items at the Special Meeting:

Proposal One: approval of the conversion of the Series A Convertible Preferred Stock into shares of Common Stock pursuant to NASDAQ Listing Rule 5635(b) to provide for the elimination of the preferred dividends; and

Proposal Two: approval of an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals.

We are not aware of any other matters to be presented at our Special Meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.

What are the voting recommendations of the Board of Directors?

The Board recommends that you vote your shares:

•

“FOR” approval of the conversion of the Series A Convertible Preferred Stock into shares of Common Stock pursuant to NASDAQ Listing Rule 5635(b) to provide for the elimination of the preferred dividends (Proposal No. 1); and

•	“FOR” approval of an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals (Proposal No. 2).

What is the voting requirement to approve each of the proposals?

•

Approval of the conversion of the Series A Convertible Preferred Stock into shares of Common Stock pursuant to NASDAQ Listing Rule 5635(b) to provide for the elimination of the preferred dividends (Proposal No. 1). This proposal requires the affirmative vote by the holders of a majority of the votes cast at the Special Meeting in person or represented by proxy. Abstentions and broker non-votes will have no impact on the outcome of the vote on Proposal 1.

•

Approval of an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposals (Proposal No. 2). This proposal requires the affirmative vote of the majority of the voting power of our shares of voting stock present at the Special Meeting, in person or represented by proxy, and entitled to vote thereon. An abstention will be treated as a vote against adjournment, and a broker non-vote will have no impact on the outcome of the vote on Proposal 2.

Who may vote at the Special Meeting?

Only shareholders of record as of the close of business on October 23, 2020, the record date, are entitled to receive notice of, to attend and to vote at the Special Meeting. As of the record date, there were 127,482,985 shares of our Common Stock, $0.01 par value per share, issued and outstanding. Shareholders are entitled to one vote per share.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

In certain sections of this Proxy Statement, we distinguish between shareholders of record and beneficial owners. Most of our shareholders are beneficial owners of shares held in street name.

•

Shareholders of Record. If your shares are held in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares. As a shareholder of record, you are receiving the proxy materials directly from us.

•

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by another custodian, you are considered the “beneficial owner” of those shares and the shares are held in “street name” by the broker or custodian, which is the shareholder of record. As a beneficial owner, your broker or custodian will forward to you the proxy materials.

How do I vote?

You may vote electronically at the meeting, by telephone, online, or by completing and returning a proxy card. We recommend you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote by voting electronically at the virtual meeting.

If you receive more than one proxy card, in order to vote all of your shares by proxy, you must return each proxy card or separately vote over the Internet all of the shares owned by you. You may receive multiple proxy cards if, for example, you hold shares in more than one brokerage account, or you are a shareholder of record and hold shares registered in more than one name.

How are proxies voted?

All shares represented by valid proxies received prior to the Special Meeting will be voted and, where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not return my proxy?

•

Shareholders of Record. If you are a shareholder of record and do not vote over the Internet, by phone or by mailing your proxy card, your shares will not be voted unless you attend the Special Meeting and vote your shares electronically at the Special Meeting.

•

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not vote over the Internet, by phone or by mailing your proxy card, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters, but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

None of the proposals are considered a routine matter under applicable rules. All the proposals are considered non-routine. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposal 1 or Proposal 2.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?

As a shareholder of record, whether you vote over the Internet, by phone or by mailing your proxy card, if you sign and return your proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by the Board.

Can I change my vote after I have voted?

If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, by phone, or by submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary at our principal offices in Portland, Maine, or by voting electronically at the Special Meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the Special Meeting. Voting by proxy will not affect your right to attend the Special Meeting and vote electronically should you so choose.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instruction.

What is the quorum requirement for the Special Meeting?

The holders of a majority of the shares of our issued and outstanding Common Stock entitled to vote at the Special Meeting, present in person or represented by proxy, constitutes a quorum. Shares of Common Stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the Special Meeting will be adjourned or postponed until a quorum is obtained.

Who will serve as the inspector of election?

Mediant Communications, or such other person as duly appointed by the Corporate Secretary of the Company, to whom the Board has delegated such authority, will serve as the inspector of election.

Where can I find the voting results of the Special Meeting?

The preliminary voting results will be announced at the Special Meeting. The final voting results will be tallied by the inspector of election and reported on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission.

Who is paying for the cost of our proxy solicitation?

We will bear all costs for our solicitation of proxies. Our Directors, officers and certain of our employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. The Company reserves the right to engage a third-party proxy solicitor and will be responsible for the cost thereof. We are requesting that brokers and custodians forward the proxy materials to shareholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.

The Virtual Meeting

We will be hosting the Special Meeting only by means of a live webcast. There will not be a physical meeting location and you will not be able to attend the meeting in person.

By going to www.proxydocs.com/CVET, you will be able to listen to the Special Meeting, submit questions and vote. The Special Meeting will start at 9:00 a.m., Eastern Time, on November 17, 2020. We encourage you to access the meeting website prior to the start time to allow time for check in.

You must register by November 13, 2020 at 5:00 p.m., Eastern Time, to attend the Special Meeting webcast.

If you wish to submit a question the day of the Special Meeting, you may log in to the virtual meeting platform at www.proxydocs.com/CVET, type your question into the “Ask a Question” field, and click “Submit.”

PROPOSAL 1

APPROVAL OF THE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK INTO SHARES OF COMMON STOCK PURSUANT TO NASDAQ LISTING RULE 5635(B) TO PROVIDE FOR THE ELIMINATION OF THE PREFERRED DIVIDENDS

We are seeking shareholder approval of the conversion of the Series A Preferred Stock into shares of Common Stock. If shareholder approval of this proposal is obtained, the Company will be permitted to convert the remaining 90,632 shares of Series A Preferred Stock issued to the Purchaser in connection with the Investment Agreement into 8,165,046 shares of Common Stock. The conversion will result in a reduction to the Company’s cash dividend payments on the Series A Preferred Stock by approximately $6.8 million on an annualized basis assuming such dividends would be paid in cash if not converted.

The Board of Directors recommends a vote FOR Proposal 1.

Background

On April 30, 2020, the Company, entered into the Investment Agreement with the Purchaser, pursuant to which the Company agreed to issue and sell to the Purchaser, and the Purchaser agreed to purchase from the Company, 250,000 shares of Series A Preferred Stock, in a private placement for aggregate gross proceeds to the Company of $250 million. The Series A Preferred Stock is convertible into shares of the Company’s Common Stock, at a conversion price and a conversion rate set forth in the Certificate of Designations as filed on our Current Report on Form 8-K of May 19, 2020. Pursuant to the Investment Agreement, on the Closing Date, the Company issued such 250,000 shares of its Series A Preferred Stock.

On September 9, 2020, the Company converted a portion of the Series A Preferred Stock issued to the Purchaser on the Closing Date. In connection with such conversion, the Company issued 14,357,478 shares of its Common Stock to the Purchaser, which, together with the shares of Common Stock previously owned by the Purchaser, resulted in the Purchaser owning approximately 19.99% of the Company’s outstanding shares of Common Stock. Following such conversion, the Purchaser continues to own 90,632 shares of Series A Preferred Stock that are convertible into 8,165,046 shares of Common Stock (as may be adjusted pursuant to the terms governing the Series A Preferred Stock).

Our Common Stock is listed on the NASDAQ Global Select Market and as such, we are subject to the listing rules of the NASDAQ Stock Market governing listing requirements and corporate governance, including the requirement that listed companies obtain shareholder approval for certain transactions. Accordingly, we are asking for your approval to issue additional shares of Common Stock to the Purchaser that would occur upon conversion of the remaining shares of Series A Preferred Stock held by the Purchaser in order to comply with NASDAQ Listing Rule 5635(b).

Description of the Investment Agreement

Summarized below are certain key terms of the Investment Agreement. A copy of the Investment Agreement was filed on our Current Report on Form 8-K of April 30, 2020.

Director Appointment Rights

The Purchaser has the right to designate two directors for election to the Board as described below.

Following the Closing Date, the Board elected to the Board a director mutually agreed upon by the Purchaser and the Company, which, pursuant to the terms of the Investment Agreement, is required to be an “operating advisor” or “operating partner” of CD&R (the “Advisor Director”). The initial Advisor Director elected by the Board on

June 10, 2020 is Sandra E. Peterson, who is a Class II director and whose term will expire at the Company’s 2021 annual meeting of shareholders. For so long as the Purchaser or certain of its affiliates (collectively, the “Investor Parties”) beneficially own shares of Common Stock, shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock (“Conversion Common Stock”) that represent, on an as-converted basis, at least 50% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as-converted basis, as of the Closing Date, the Investor Parties will have the right to designate the Advisor Director for election to the Board at any annual meeting of shareholders at which the term of the Advisor Director shall expire.

For so long as the Investor Parties beneficially own shares of Common Stock, shares of Series A Preferred Stock and/or shares of Conversion Common Stock that represent, on an as-converted basis, at least 25% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as-converted basis, as of the Closing Date (the “Investor Director Fall-Away Threshold”), the Investor Parties will have the right to designate one director (the “Investor Director”) for election to the Board at any annual meeting of shareholders at which the term of the Investor Director shall expire. The initial Investor Director designated by the Investor Parties is Mr. Ravi Sachdev, who is a current Class III director of the Company and whose term will expire at the Company’s 2022 annual meeting of shareholders.

Voting Agreement

For so long as the 25% ownership requirement included in the Investor Director Fall-Away Threshold is satisfied, the Investor Parties are required to vote the shares of Series A Preferred Stock, if applicable, and Common Stock beneficially owned by them, in each case, (i) in favor of each director nominated and recommended by the Board (or a duly authorized committee thereof) for election at any annual meeting of shareholders (other than in respect of any Investor Director or Advisor Director nominee), (ii) against any shareholder nominations for directors that are not approved and recommended by the Board (or a duly authorized committee thereof) for election at any such meeting, (iii) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm and (iv) in favor of the Company’s “say-on-pay” and “say-on-frequency” proposals and any proposal by the Company relating to compensation as recommended by the Board.

Standstill and Transfer Restrictions

The Purchaser and its affiliates are subject to certain standstill provisions that restrict them from, among other actions, acquiring additional securities of the Company, until the later of (a) 12 months after the 25% ownership requirement included in the Investor Director Fall-Away Threshold is no longer satisfied and (b) the three-year anniversary of the Closing Date. In addition, the Investor Parties are prohibited, subject to certain exceptions, from transferring any shares of Common Stock beneficially owned by them as of the Closing Date or any shares of Series A Preferred Stock or Conversion Common Stock until the 24-month anniversary of the Closing Date.

Registration Rights Agreement

In accordance with the terms of the Investment Agreement, on the Closing Date, the Purchaser and the Company also entered into that certain Registration Rights Agreement, pursuant to which the Purchaser and certain permitted transferees were afforded customary registration rights with respect to (a) the Conversion Common Stock and (b) shares of Common Stock held directly by the Purchaser as of the Closing Date.

Participation Rights

If the Company proposes to issue equity securities of any kind, then, subject to certain exceptions and until the 25% ownership requirement included in the Investor Director Fall-Away Threshold is no longer satisfied, subject to certain exceptions, the Company will be required to offer the Investor Parties the opportunity to purchase up to a number of such securities that would allow the Investor Parties to maintain their then-current proportional ownership percentage in the Company (on an as-converted basis).

Description of Series A Preferred Stock

As summarized below, the terms of the Series A Preferred Stock are set forth in the Certificate of Designations, which was filed with the Secretary of State of the State of Delaware on the Closing Date. Should the Company’s shareholders elect not to approve the conversion of the remaining shares of Series A Preferred Stock into shares of Common Stock, the following terms will continue to apply to the shares of Series A Preferred Stock remaining outstanding.

Ranking and Liquidation Rights

The Series A Preferred Stock ranks senior to the Company’s Common Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Series A Preferred Stock has a liquidation preference of $1,000 per share.

Dividends

Holders of Series A Preferred Stock are entitled to a cumulative dividend at the rate of 7.50% per annum, payable quarterly in arrears. Dividends may be paid in cash or accrue in accordance with the terms of the Certificate of Designations. Holders of Series A Preferred Stock are also entitled to participate in dividends paid on the Common Stock on an as-converted basis.

Conversion Rights

Each share of Series A Preferred Stock is convertible at the option of the holders at any time into a number of shares of Common Stock equal to the quotient of (a) the sum of the liquidation preference and the accrued but unpaid dividends with respect to such share as of the applicable conversion date, divided by (b) an initial conversion price of $11.10, subject to certain anti-dilution adjustments. However, unless certain shareholder approval is obtained, no holder may convert any share of Series A Preferred Stock if the conversion of such share would result in such holder beneficially owning more than 19.99% of the then-outstanding shareholder voting power of the Company.

Subject to certain restrictions, the Company may, at its option, require the conversion of all (but not less than all) of the outstanding shares of Series A Preferred Stock into the relevant number of shares of Common Stock if either (i) the Consolidated EBITDA (as defined in the Certificate of Designations) of the Company and its consolidated subsidiaries exceeds $300 million for two consecutive 12-month periods and the Company’s Consolidated Net Total Leverage Ratio (as defined in the Certificate of Designations) as of the last day of such two consecutive 12-month periods does not exceed 4:00:1:00, or (ii) the volume-weighted average price of the Common Stock exceeds the product of (x) the Mandatory Conversion Threshold Price Percentage (as defined in the Certificate of Designations) and (y) the then-applicable conversion price on each of at least twenty trading days (whether or not consecutive) in a period of thirty consecutive trading days. The Company’s Common Stock has achieved the metric set forth in the foregoing clause (ii).

Voting Rights

Holders of Series A Preferred Stock are entitled to vote with the holders of the Common Stock on an as-converted basis. However, unless certain shareholder approval is obtained, the Investor Parties that hold shares of Series A Preferred Stock will not be entitled to any voting rights in respect of their shares of Series A Preferred Stock at any shareholders’ meeting or in any written consent of shareholders, in each case to the extent, and only to the extent, that such Investor Parties would have the right to a number of votes in respect of such Investor Parties’ shares of Common Stock, preferred stock or other capital stock of the Company in excess of 19.99% of the then-outstanding shareholder voting power of the Company.

Change of Control Repurchase

Upon certain change of control events involving the Company, holders of Series A Preferred Stock can require the Company to repurchase all or any portion of the Series A Preferred Stock at an amount in cash equal to 101% of the liquidation preference thereof plus all accrued but unpaid dividends. The Company will have the right, upon certain change of control events involving the Company, to redeem the Series A Preferred Stock in an amount in cash equal to the liquidation preference as of the date of redemption, plus all accrued but unpaid dividends as of the date of redemption, plus, if the applicable redemption date is prior to the fifth anniversary of the date of issuance of such share, the amount equal to the net present value (computed using a discount rate equal to the Treasury Rate (as defined in the Certificate of Designations)) of the sum of all dividends that would otherwise be payable on such shares of Series A Preferred Stock on and after the applicable change of control purchase date to and including the fifth anniversary of said issue date and assuming such dividends were paid in cash.

Why We Need Shareholder Approval

Our Common Stock is listed on NASDAQ, and we are subject to the NASDAQ rules and regulations. NASDAQ Listing Rule 5635(b) requires shareholder approval prior to an issuance of securities that will result in a change of control of a listed company, which for purposes of NASDAQ Listing Rule 5635(b) is generally deemed to occur when an investor or group acquires or has the right to acquire 20% or more of the outstanding Common Stock or voting power, and such ownership or voting power is the largest ownership position. As the conversion of the remaining shares of Series A Preferred Stock held by the Purchaser into shares of Common Stock would result in the Purchaser holding over 20% of the Company’s outstanding shares of Common Stock, we are seeking to obtain shareholder approval of such conversion.

Consequences of Not Approving this Proposal

The conversion of the remaining shares of Series A Preferred Stock into shares of Common Stock, assuming shareholder approval is obtained, will result in a reduction to the Company’s cash dividend payments on the Series A Preferred Stock by approximately $6.8 million on an annualized basis assuming such dividends would be paid in cash if not converted. If the remaining shares of Series A Preferred Stock are not converted into shares of Common Stock, the Series A Preferred Stock will continue to accrue dividends at the rate of 7.5% per annum on each share of Series A Preferred Stock and the remaining shares of the Series A Preferred Stock will continue to enjoy the rights, privileges and designations set forth in the Certificate of Designations.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast at the Special Meeting. Abstentions and broker non-votes will have no direct effect on this proposal.

The Board believes that the above proposal is in the best interests of the Company and its shareholders for the reasons stated above.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2

APPROVAL OF ANY ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR

APPROPRIATE, TO PERMIT SOLICITATION OF ADDITIONAL PROXIES IN FAVOR OF PROPOSAL 1

The Board seeks your approval to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of Proposal 1. If it is necessary to adjourn the Special Meeting, and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be required to be given to our shareholders, other than an announcement made at the Special Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our Common Stock as of September 30, 2020 by:

•	Each person known by us to beneficially own (or have the right to acquire within 60 days) more that 5% of the outstanding shares of our Common Stock.

•	Each of our Directors.

•	Each of our named executive officers.

•	All of our Directors and executive officers as a group.

Percentage ownership calculations are based on 127,363,432 shares of Common Stock outstanding as of September 30, 2020.

Directors [1]	Shares of Common Stock Beneficially Owned	Options Currently Exercisable or within 60 days of September 30, 2020	Restricted Stock Units Vested within 60 days of September 30, 2020	Percentage of Outstanding Securities
Ellinger, Deborah [2]	6,288	—	—	*
Helton, Sandra [3]	6,288	—	—	*
Laskawy, Philip [4]	7,346	—	—	*
Manoff, Mark [5]	6,288	—	—	*
McNamara, Edward [6]	40,813	77,435	—	*
Paladino, Steven [7]	43,037	—	—	*
Peterson, Sandra	—	—	—	*
Sachdev, Ravi [8]	6,288	—	—	*
Wienbar, Sharon	—	—	—	*

Named Executive Officers [1]
Wolin, Benjamin [9]	57,273	—	21,615	*
Finer, Dustin [10]	18,423	—	—	*
Foulston, Matthew	—	—	—	*
Wraight, Georgina [11]	2,237	51,443	—	*
Shaw, Benjamin [12]	1,039,291	—	—	*
Gleichenhaus, Stuart [12]	—	—	—	*
Komola, Christine [12]	6,073	—	—	*
Leonard, Matthew [12]	—	—	—	*

All Directors and Executive Officers as a Group, including the foregoing [13]	1,333,165	219,424	21,615	1.2%

Certain Other Beneficial Owners
BlackRock, Inc. [14]	12,253,603	—	—	9.6%
Morgan Stanley [15]	12,003,710	—	—	9.4%
CD&R VFC Holdings, L.P. [16]	33,589,001	—	—	24.8%
Vanguard Group, Inc. [17]	9,997,463	—	—	7.8%

*	less than 1%
[1]	c/o Covetrus, Inc. 7 Custom House Street, Portland, Maine 04101
[2]	Represents 6,288 shares of Common Stock owned directly and over which Deborah Ellinger has sole voting and dispositive power.
[3]	Represents 6,288 shares of Common Stock owned directly and over which Sandra Helton has sole voting and dispositive power.
[4]	Represents 7,346 shares of Common Stock owned directly and over which Philip Laskawy has sole voting and dispositive power.

[5]	Represents 6,288 shares of Common Stock owned directly and over which Mark Manoff has sole voting and dispositive power.
[6]

Represents (i) 40,813 shares of Common Stock owned directly and over which Edward McNamara has sole voting and dispositive power and (ii) 77,435 shares of Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of September 30, 2020.

[7]	Represents 43,037 shares of Common Stock owned directly and over which Steven Paladino has sole voting and dispositive power.
[8]	Represents 6,288 shares of Common Stock owned directly and over which Ravi Sachdev has sole voting and dispositive power.
[9]

Represents (i) 57,273 shares of Common Stock owned directly and over which Benjamin Wolin has sole voting and dispositive power and (ii) 21,615 shares of Common Stock underlying RSUs that will vest within 60 days after September 30, 2020.

[10]	Represents 18,423 shares of Common Stock owned directly and over which Dustin Finer has sole voting and dispositive power.
[11]

Represents (i) 2,237 shares of Common Stock owned directly and over which Georgina Wraight has sole voting and dispositive power and (ii) 51,443 shares of Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of September 30, 2020.

[12]

Individual was a named executive officer at the time of the Annual Meeting, which took place on May 13, 2020, but is no longer with the Company. Reported shares of Common Stock are based on the last information available to the Company.

[13]

Includes (i) with respect to all directors and named executive officers, (a) 287,801 shares of Common Stock, directly or indirectly, beneficially owned, (b) 219,424 shares of Common Stock underlying options that are currently exercisable or that will become exercisable within 60 days of September 30, 2020, and (c) 21,615 shares of Common Stock underlying RSUs that are currently exercisable or that will become exercisable within 60 days of September 30, 2020, and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 93,520 shares of Common Stock, directly or indirectly, beneficially owned, (b) 90,546 shares of Common Stock underlying options that are currently exercisable or that will become exercisable within 60 days of September 30, 2020, and (c) no shares of Common Stock underlying RSUs that are currently exercisable or that will become exercisable within 60 days of September 30, 2020.

[14]

Based solely on information set forth in Schedule 13G/A filed with the SEC on February 4, 2020, Blackrock, Inc., reported that it and its subsidiaries listed on Exhibit A to Schedule 13G/A were the beneficial owners of 12,253,603 shares of Common Stock as of December 31, 2019. BlackRock reported having sole voting power for 11,865,620 shares of Common Stock and sole dispositive power of 12,253,603 shares of Common Stock. No shared voting or dispositive powers were reported. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.

[15]

Based solely on information set forth in Schedule 13G/A filed with the SEC on February 12, 2020, Morgan Stanley reported that as of December 31, 2019, it had shared voting power of 11,746,660 shares of Common Stock and shared dispositive power for 12,003,710 shares of Common Stock. No sole voting or dispositive powers were reported. The address for Morgan Stanley is 31585 Broadway, New York, New York 10036.

[16]

Based solely on information set forth in Schedule 13D (Amendment No. 2) filed with the SEC on May 20, 2020, CD&R VFC Holdings, L.P. reported that it was the beneficial owner of (i) 11,066,478 shares of Common Stock and (ii) on an as-converted basis (based on the initial conversion price of $11.10), 22,522,523 shares of Common Stock that were issuable upon the conversion, at the option of the holder, of 250,000 shares of the Company’s Series A Preferred Stock, that, as of the date thereof, were held directly by CD&R VFC Holdings, L.P. CD&R VFC Holdings, L.P. reported having sole voting power for 33,589,001 shares of Common Stock and sole dispositive power of 33,589,001 shares of Common Stock. No shared voting or dispositive powers were reported. The address of CD&R VFC Holdings, L.P. is c/o Clayton, Dubilier & Rice, L.P., 375 Park Avenue, New York, New York 10152. On September 9, 2020, 159,368 shares of Series A Preferred Stock were converted into 14,357,478 shares of Common Stock. The percentage ownership calculation includes the shares of Common Stock outstanding as of September 30, 2020 plus the 8,165,046 shares of Common Stock issuable upon conversion of the remaining shares of Preferred Stock.

[17]

Based solely on Schedule 13G filed with the SEC on February 11, 2020, The Vanguard Group reported that it and its subsidiaries listed on Appendix A of Schedule 13G were the beneficial owners of 9,997,463 shares of Common Stock as of December 31, 2019. As of December 31, 2019, The Vanguard Group had the sole power to vote 48,423 shares of Common Stock; the sole power to dispose of 9,945,014 shares of Common Stock; the shared power to vote 15,054 shares of Common Stock; and the shared power to dispose of 52,449 shares of Common Stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The address for the SEC’s website is http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is www.covetrus.com. The contents on our website are not part of this Proxy Statement, and the reference to our website does not constitute incorporation by reference into this Proxy Statement of the information contained at that site.

HOUSEHOLDING

The SEC permits a single copy of the Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one copy of the Proxy Statement unless any shareholder at that address has given the broker contrary instructions. Each shareholder participating in householding continues to receive a separate proxy card. If any such beneficial shareholder residing at such an address, however, wishes to receive a separate copy of the Proxy Statement in the future, or if any such beneficial shareholder that elected to continue to receive separate copies of the Proxy Statement wishes to receive a single copy of the Proxy Statement in the future, that shareholder should contact their broker or send a request to the Company, 7 Custom House Street Portland, ME 04101, telephone number (888) 280-2221. We will promptly deliver, upon written or oral request to the Company, a separate copy of the Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the Proxy Statement was delivered.

SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be eligible to be included in our Proxy Statement and proxy card for the 2021 annual meeting of shareholders, the proposal must be submitted to our Corporate Secretary at our principal offices in Portland, Maine, on or after January 12, 2021 and on or before February 12, 2021, and concern a matter that may be properly considered and acted upon at the annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. Under the advance notice provisions in our Amended and Restated By-Laws, shareholders are required to provide notice to our Corporate Secretary at our principal offices in Portland, Maine, of the nomination of Directors or to introduce an item of business at an annual meeting of shareholders, not less than 90 days nor more than 120 days prior to the anniversary date of our prior annual meeting. Notice of any nomination of Directors for election at the 2021 annual meeting of shareholders must be received on or after January 12, 2021 and on or before February 12, 2021.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that incorporated documents are considered part of this Proxy Statement. We are disclosing important information to you by referring you to those documents. This document incorporates by reference the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 3, 2020, the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed on May 14, 2020, and the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed on August 11, 2020.

SPECIAL MEETING OF COVETRUS, INC.

Date:	November 17, 2020
Time:	9:00 am (Eastern Time)
Place:	www.proxydocs.com/CVET

Please make your marks like this:    ☒  Use dark black pencil or pen only

		For	Against	Abstain
1:	To approve the conversion of the Series A Convertible Preferred Stock into shares of Common Stock pursuant to NASDAQ Listing Rule 5635(b) to provide for the elimination of the preferred dividends.	☐	☐	☐

The Board of Directors Recommends a Vote FOR Proposal 1.
		For	Against	Abstain
2:	To approve an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposal.	☐	☐	☐

The Board of Directors Recommends a Vote FOR Proposal 2.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of the corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Special Meeting of Covetrus, Inc.

to be held on November 17, 2020

for Holders as of October 23, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/CVET	866-390-6298

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instruction Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

•	Mark, sign and date your Proxy Card/Voting Instruction Form.
•	Detach your Proxy Card/Voting Instruction Form.
•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Jamey Seely and Margaret B. Pritchard, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Covetrus, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THAT SHARES WILL BE VOTED FOR THE PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSALS 1 AND 2.

PROXY TABULATOR FOR COVETRUS, INC. P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Special Meeting of Shareholders to be held on November 17, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Shareholder signing on the reverse side (the “undersigned”), having received the Proxy Statement, hereby appoint(s) Jamey Seely and Margaret B. Pritchard, and each or any of them, Proxies of the undersigned (with full power of substitution) to attend the Special Meeting of Covetrus, Inc. (the “Company”) to be held on November 17, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxy discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no direction is given, that shares will be voted for the proposals recommended by the Board of Directors for Proposals 1 and 2.